Exhibit 10.2

CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

Amended and Restated as of July 27, 2012

       This Long-Term Stock Incentive Plan (amended and restated as of July 27, 2012) is adopted by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc., acting in its capacity as the Committee under the Plan, and by the stockholders of the Company.  The Plan amends and restates in its entirety the Constellation Brands, Inc. Long-Term Stock Incentive Plan (amended and restated as of December 6, 2007), as amended, and applies to Awards made on or after July 27, 2012.  Grants of Awards made under the Plan prior to July 27, 2012 shall be governed by the terms of the Plan in effect as of the date of the Award.  Certain capitalized terms used in the Plan are defined in Annex A.

1.          PURPOSE

       The Plan is designed to assist the Company in attracting and retaining valued employees and directors and to provide them with incentives to maintain and enhance the Company’s long-term performance record by aligning the interests of the Participants and the stockholders of the Company.

2.          ADMINISTRATION

       The Plan shall be administered by the Committee.  The Committee shall possess the authority, in its discretion, (a) to determine the employees and directors of the Company to whom Awards shall be granted and the time or times at which Awards shall be granted; (b) to determine at the time of grant the number of Shares to be subject to each Award; (c) to prescribe the form of the Award Agreement representing such Award; (d) to establish any appropriate terms and conditions applicable to the Awards including any limitations on grants, vesting or exercisability, and to make any amendments to such Award Agreements or the Awards which may, without limitation, include any acceleration of vesting or exercisability, waiver of any condition or requirement or taking of other action consistent with the purposes of the Plan; (e) to interpret and construe the Plan and Awards; (f) to make and amend rules and regulations relating to the Plan and Awards; and (g) to make all other determinations necessary or advisable for the administration of the Plan and Awards.  The Committee’s determinations shall be conclusive and binding on all Participants and all persons claiming under or through any Participant.  No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted under the Plan.  The Committee may delegate any administrative or ministerial functions under the Plan to officers or employees of the Company.

       No outstanding Award may be exercised and no payment shall be made pursuant to an Award if the Participant to whom the Award is granted (x) is, or at any time after the date of grant has been, in competition with the Company or its affiliates or (y) has been terminated by the Company for Cause.  The Committee shall determine, in its discretion, whether a Participant’s actions constitute competition with the Company or its affiliates.

3.          ELIGIBLE EMPLOYEES AND NON-EMPLOYEE DIRECTORS

       All employees of the Company are eligible to receive Awards under the Plan.  Awards may be made to non-employee directors of the Company.

4.          SHARES AVAILABLE; TYPES OF AWARDS

       Awards may be granted under the Plan with respect to Class A Stock or Class 1 Stock. The aggregate number of shares of Class A Stock and Class 1 Stock available for Awards under the Plan is one-hundred and eight million (108,000,000) shares. Subject to such aggregate limit, Awards may be granted in any combination of Shares of Class A Stock or Class 1 Stock.  Shares subject to Awards may be authorized and unissued Shares or may be treasury Shares.

       Unless the applicable Rules under Section 16(b) of the Exchange Act or Section 162(m) of the Code require otherwise, the following Shares related to Awards under the Plan may again be available for issuance under the Plan, in addition to the Shares described in the first paragraph of this Section 4: (a) Shares related to Awards paid in cash; (b) Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and (c) any Shares of Restricted Stock that are returned to the Company upon a Participant's termination of employment.

       The Committee may make Awards from time to time in any one or more of the following types singly or in tandem:  Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Units or Other Stock-Based Awards.

       The following rules shall apply to grants of Awards under the Plan:

(a)  Stock Options:  The maximum aggregate number of Shares subject to Stock Options granted under the Plan to any one Participant during any fiscal year of the Company shall be 5,000,000 Shares.

(b)  Stock Appreciation Rights:  The maximum aggregate number of Shares subject to Stock Appreciation Rights granted under the Plan to any one Participant during any fiscal year of the Company shall be 1,000,000 Shares.

(c)  Restricted Stock: The maximum aggregate number of Shares of Restricted Stock granted under the Plan to any one Participant during any fiscal year of the Company shall be 1,000,000 Shares.

(d)  Restricted Stock Units and Performance Share Units:  The maximum aggregate number of Shares underlying Awards of Restricted Stock Units or Performance Share Units granted under the Plan to any one Participant during any fiscal year of the Company shall be 2,000,000 Shares.

(e)  Other Stock-Based Awards:  The maximum aggregate number of Shares underlying Awards of Other Stock-Based Awards granted under the Plan to any one Participant during any fiscal year of the Company shall be 1,000,000 Shares.

5.         STOCK OPTIONS

The Committee may grant Stock Options to a Participant subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement.  Such terms, conditions and provisions include the following:

(a)  Class of Common Stock.  Whether the Stock Option relates to Shares of Class A Stock or Class 1 Stock shall be specified.

(b)  Exercise Price.  The exercise price per Share under each Stock Option shall be specified by the Committee, provided that the exercise price per Share under each Stock Option granted to a Participant shall not be less than the Fair Market Value of a Share to which the Stock Option relates on the date the Award is granted.

(c)  Duration of Option.  The duration of each Stock Option shall be specified.  Stock Options must be exercised on or before 5:00 p.m. Eastern Time on their expiration date.

(d)  Exercise Terms.  Unless otherwise specified by the Committee, each Stock Option granted under the Plan shall become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.  Stock Options may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement.  The Committee may impose such additional or other limitations or conditions on the vesting or exercise of any Stock Option as it deems appropriate.

(e)  Payment of Exercise Price.  A Stock Option shall be exercised upon such notice as is required by the Committee accompanied by payment in full of the exercise price for the Shares being acquired in such form as the Committee may provide in accordance with Section 10 of the Plan, together with all applicable withholding taxes as provided in Section 11 of the Plan.

(f)  Amended Stock Option.  The Committee, in its sole discretion, may authorize the amendment of an outstanding Stock Option that relates to Class A Stock so that such Stock Option, instead, relates to Class 1 Stock.  An amendment to an outstanding Stock Option so that it relates to Class 1 Stock instead of Class A Stock shall not constitute a new grant for purposes of Section 5(b), and such Stock Option shall continue to be treated for all purposes as having been granted on the original grant date of such Stock Option.  The Committee shall have discretion to determine the terms and conditions of such amended Stock Option; provided that such terms and conditions shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the Stock Option prior to the amendment.  The exercise price of the amended Stock Option may not be less than the exercise price of the Stock Option prior to the amendment, and the number of Shares that may be purchased under the amended Stock Option may not exceed the number of Shares that could have been purchased under the Stock Option prior to the amendment, in each case subject to the adjustments in Section 16.

6.         STOCK APPRECIATION RIGHTS

The Committee may grant Stock Appreciation Rights to a Participant subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement.  Stock Appreciation Rights may be granted by the Committee in Awards which are in tandem with Stock Options or freestanding.  Tandem Awards may be granted at the same time as the grant of the related Stock Option or at any time thereafter prior to the end of the exercise period for the related Stock Option.  Each Stock Appreciation Right shall specify whether it relates to Shares of Class A Stock or Class 1 Stock.

(a)  Value.  The value of each Stock Appreciation Right shall be the difference between the Fair Market Value of a Share to which the Stock Appreciation Right relates on the date of exercise of the Stock Appreciation Right and the reference amount specified in the Award Agreement, which for each Stock Appreciation Right granted in tandem with a Stock Option shall be not less than the exercise price of the related Stock Option.  The reference amount for each Stock Appreciation Right shall not be less than the Fair Market Value of a Share to which the Stock Appreciation Right relates on the date of grant of the Stock Appreciation Right.

(b)  Duration of Stock Appreciation Right.  The duration of each Stock Appreciation Right shall be specified.  Each tandem Stock Appreciation Right shall specify the Stock Option to which it is related and the terms and conditions under which exercise or expiration of the related Stock Option will result in automatic expiration of the related Stock Appreciation Right and the terms and conditions on which exercise or expiration of the Stock Appreciation Right will result in automatic expiration of the related Stock Option.

(c)  Exercise Terms.  Unless otherwise specified by the Committee, each Stock Appreciation Right granted under the Plan shall become exercisable in four equal annual installments commencing on the first anniversary of the date of grant.  Stock Appreciation Rights may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement.  Exercise of related Stock Options will cause the immediate automatic expiration of related Stock Appreciation Rights on the terms and conditions specified by the Committee.  The Committee may impose in the Award Agreement such additional or other limitations or conditions on the vesting or exercise of any Stock Appreciation Right as it deems appropriate.  A Stock Appreciation Right shall be exercised upon such notice as is required by the Committee.

7.         RESTRICTED STOCK

The Committee may grant a Restricted Stock Award to a Participant subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan.  Each grant of an Award of Restricted Stock shall be evidenced by an Award Agreement that will specify whether the Shares of Restricted Stock are Class A Stock or Class 1 Stock, the availability of dividends and other distributions with respect to which Shares of Restricted Stock are entitled, the voting rights, if any, associated with such Shares of Restricted Stock, and the conditions that must be satisfied for the Participant to vest in the Participant’s right to the Restricted Stock.  Notwithstanding the foregoing, no dividends may be paid to a Participant on Shares of Restricted Stock until and unless the Participant vests in his right to receive such Shares.  Restricted Stock Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Targets within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Target has been satisfied and the number of Shares of Restricted Stock deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

8.         RESTRICTED STOCK UNITS AND PERFORMANCE SHARE UNITS

The Committee may grant Restricted Stock Units and Performance Share Units to a Participant subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan.  Each grant of an Award of Restricted Stock Units or Performance Share Units will be evidenced by an Award Agreement that shall specify the terms of the Award, including the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.  The holder of a Restricted Stock Unit or a Performance Share Unit may receive a payout that is calculated based on the satisfaction of performance goals, service requirements and/or other terms specified in the Award Agreement.  The Committee shall specify in the Award Agreement whether any earned Restricted Stock Units and Performance Share Units shall be paid in the form of Shares or cash (or in a combination thereof).

Performance Share Units may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Targets within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Target has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

If provided by the Committee, Participants holding Restricted Stock Units or Performance Share Units will be entitled to receive dividend units with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend units may be paid to a Participant on Restricted Stock Units or Performance Share Units that do not fully vest.

9.         OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards to a Participant subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan.  Each grant of an Other Stock-Based Award will be evidenced by an Award Agreement that shall specify the terms of the Award.  Grants of Other Stock-Based Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Targets within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Target has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.  An Other Stock-Based Award that has an exercise right may be exercised upon such notice as is required by the Committee to the Company accompanied by payment in full of any exercise price for the Shares or other compensation being acquired in such form as the Committee may provide in accordance with Section 10 of the Plan, together with all applicable withholding taxes as provided in Section 11 of the Plan.

10.       PAYMENT FOR PURCHASE OR EXERCISE OF AWARDS

The exercise price of Stock Options and any Other Stock-Based Awards providing for exercise prices and the purchase price for any Restricted Stock or Other Stock-Based Awards providing for purchase prices shall be paid to the Company upon exercise or acquisition of such Award in the manner which the Committee may determine which may include by (a) delivery of cash or a check in the amount of the price of the Award, (b) tendering previously acquired Shares having a Fair Market Value at the time of delivery equal to the price of the Award, (c) in the case of an Award relating to Class A Stock, delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell Class A Stock received under the Award and to deliver to the Company the amount of proceeds to pay the price related to such Award, (d) in the case of an Award relating to Class 1 Stock, (i) delivery to the Company’s transfer agent for Class A Stock of any conversion notice or direction necessary to convert Class 1 Stock received under the Award into Class A Stock, and (ii) delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell shares of Class A Stock received upon the conversion of the Class 1 Stock received under the Award and to deliver to the Company the amount of proceeds to pay the price related to such Award, or (e) such other method of payment as the Committee in its discretion deems appropriate, in each case together with all applicable withholding taxes as provided in Section 11.  Previously acquired Shares tendered in payment must have been owned by Participant for at least six months prior to the tender in payment of an Award.

11.       WITHHOLDING TAXES

Whenever required by law in connection with an Award, the Company shall (and whenever permitted by law in connection with an Award the Company may but is not obligated to) require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and/or local income tax, foreign tax, social charge and employment withholding tax requirements prior to the delivery of any Shares or to take any other appropriate action to satisfy such withholding requirements, including any method permitted for payment under Section 10 as determined by the Committee.  To the extent permitted under such rules as the Committee may promulgate and in compliance with any requirements to avoid violations under Section 16(b) of the Exchange Act and related Rules, the Participant may satisfy such obligation in whole or in part by electing to have the Company withhold Shares from the Shares to which the Participant is otherwise entitled under the Award.

12.       PERFORMANCE BASED COMPENSATION

For each Award of Restricted Stock, Restricted Stock Units, Performance Share Units or Other Stock-Based Award intended to qualify as “performance based compensation” under Section 162(m), the Committee shall select the applicable Performance Criteria, Performance Period and Performance Target for the Award consistent with the terms of the Plan and Section 162(m).  To the extent provided for in the Award Agreement, the Committee will adjust the Performance Target(s) under an Award to take into account the effects of any Extraordinary Items and such adjustment shall be made equitably in a manner consistent with the intent of the original Award; provided, however, no such adjustment may be made with respect to any Award to a Covered Employee which is intended to qualify as “performance based compensation” unless such adjustment satisfies the requirements of Section 162(m).  Notwithstanding the foregoing, to the extent provided for in the Award Agreement, the Committee, in its sole discretion, reserves the right to reduce an Award if the Committee deems such reduction is necessary or appropriate.  The Committee may not increase an Award that is intended to satisfy the requirements of Section 162(m) to a Covered Employee except as permitted in the second preceding sentence.

For Awards which are intended to qualify as “performance based compensation” under Section 162(m), the Performance Target with respect to the selected Performance Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target remains substantially uncertain within the meaning of Section 162(m).  At the time the Performance Targets are established, the Committee shall provide, in terms of an objective formula or standard, the method of computing the specific amount that will represent the maximum number of Shares or amount of other compensation payable to the Participant if the Performance Target is attained.

The Committee may select such performance criteria, performance periods and performance targets for Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards that are not intended to qualify as “performance based compensation” under Section 162(m) as it deems appropriate in its sole discretion.

13.       AWARDS NOT TRANSFERABLE

Unless transferability is otherwise permitted under such conditions and rules adopted by the Committee, no Stock Option or Stock Appreciation Right is transferable by the Participant other than (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order, or (iii) solely with respect to Stock Options, to the extent permitted under the Award or as permitted by the Committee, by gift to family members or by gift or permitted non-cash exchange to entities beneficially owned by family members or other permitted transferees.  Awards that have exercise rights shall be exercisable only by the Participant, the Participant’s legal representative, or the Participant’s permitted transferees.  Shares of Restricted Stock may not be sold or otherwise transferred until the ownership vests in the Participant.  Unless transferability is otherwise permitted under such conditions and rules adopted by the Committee, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards may not be sold or otherwise transferred.

14.       GENERAL RESTRICTION ON ISSUANCE OF SHARES

The Company shall not be required to deliver any Shares upon the grant, vesting or exercise of any Award until it has been furnished with such documents as it may deem necessary to insure compliance with any law or Rules of the SEC or any other governmental authority having jurisdiction under the Plan.  Shares of Class 1 Stock will not be represented by certificates, and shares of Class A Stock may not be represented by certificates.  Certificates for shares of Class A Stock, if any, or notices of ownership for Shares delivered upon such grant, vesting or exercise shall bear legends restricting transfer or other restrictions or conditions to the extent required by law or determined by the Committee.  Each Award under the Plan is subject to the condition that, if at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to such Award under any state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the granting of such Awards or the issue or purchase of Shares thereunder, such Awards may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

15.       TERMINATION OF EMPLOYMENT

The Committee has the authority to prescribe the rules that apply to an Award upon the termination of a Participant’s employment, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document.  In the event that the Award Agreement does not prescribe such rules, the following rules will apply:

(a)  Stock Options and Stock Appreciation Rights.  If the employment of a Participant terminates by reason of the Participant’s Retirement, Disability or death, the Participant’s Stock Options and Stock Appreciation Rights may be exercised by the Participant, the Participant’s designated beneficiary or legal representative or permitted transferee at any time on or prior to the earlier of the expiration date of the Stock Options and Stock Appreciation Rights or the expiration of one year after the date of Retirement, Disability or death but only if, and to the extent that the Participant was entitled to exercise the Stock Options and Stock Appreciation Rights at the date of Retirement, Disability or death and subject to such other terms and conditions as may be specified in the Award Agreement and the Plan.  All Stock Options and Stock Appreciation Rights or any portion thereof not yet vested or exercisable on the date of Retirement, Disability or death shall become immediately vested and exercisable on the date of termination due to Retirement, Disability or death (except as otherwise provided by the Committee or an employment agreement between the Company and the Participant).  Upon termination of the Participant’s employment for any reason other than Retirement, Disability or death, any Stock Options and Stock Appreciation Rights may be exercised by the Participant, the Participant’s designated beneficiary or legal representative or permitted transferee at any time on or prior to the earlier of the expiration date of the Award or the expiration of ninety days after the date of termination but only if, and to the extent that the Participant was entitled to exercise the Award at the date of termination and subject to such other terms and conditions as may be specified in the Award Agreement and the Plan.  All Stock Options and Stock Appreciation Rights or any portion thereof not yet vested or exercisable on the date of termination other than by reason of Retirement, Disability or death shall terminate immediately on the date of termination (except as otherwise provided by the Committee or an employment agreement between the Company and the Participant).  For purposes of applying the above rules under which an Award will be forfeited, the date of termination includes the date a Participant ceases to be employed by the Company or a Subsidiary.

(b)  Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards.  If the Participant dies or incurs a Disability, any unvested Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards shall vest in full, and with respect to any such Awards that include a performance based vesting schedule, assuming that the “target” level of performance has been achieved.  Such Awards that vest pursuant to the preceding sentence shall be paid within sixty (60) days after the date of death or Disability.  All Restricted Stock, Restricted Stock Units, Performance Share Units, Other Stock-Based Awards or any portion thereof not yet vested on the date of termination other than by reason of Disability or death shall terminate and be forfeited immediately on the date of termination (except as otherwise provided by the Committee or an employment agreement between the Company and the Participant).  For purposes of applying the above rules under which an Award will be forfeited, the date of termination includes the date a Participant ceases to be employed by the Company or a Subsidiary.

Unless otherwise determined by the Committee, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to reemployment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule.

16.       ADJUSTMENT OF AWARDS

In the event of any change in the capital stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase capital stock at a price substantially below fair market value, or of any similar change affecting the capital stock, the number and kind of shares authorized under Section 4 for the Plan (including, to the extent permitted by Section 162(m), the limit in Section 4 on Awards to any Participant in any fiscal year), the number and kind of shares which thereafter are subject to an Award under the Plan and the number and kind of unexercised Stock Options and Stock Appreciation Rights and the price per share shall be adjusted automatically consistent with such change to prevent the dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

17.       NO EMPLOYMENT RIGHTS

The Plan and any Awards granted under the Plan shall not confer upon any Participant any right with respect to continuance as an employee of the Company, nor shall the Plan or such Awards interfere in any way with the right of the Company to terminate the Participant’s position as an employee or director at any time.

18.       RIGHTS AS A STOCKHOLDER

The recipient of any Award under the Plan shall have no rights as a stockholder with respect thereto unless and until the underlying Shares are issued to the recipient, except as otherwise specifically provided by the Committee.

19.       SECTION 162(m) CONDITIONS

It is the intent of the Company that all Awards that are intended to qualify as performance-based compensation under Section 162(m) be granted and interpreted in a manner to satisfy all applicable requirements of Section 162(m).  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.  Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m), the Committee may adopt non-compliant Section 162(m) provisions that apply upon a Change in Control or the death or disability of a Covered Employee.

Notwithstanding anything in the Plan to the contrary, the provisions of the Plan may be bifurcated by the Committee so that the provisions of the Plan that are intended or required to satisfy the performance-based compensation requirements of Section 162(m) are applicable only to Awards granted to Covered Employees.

20.       SECTION 409A CONDITIONS

With respect to Awards that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A and the Plan and provisions of such Awards shall be interpreted and administered in accordance with that intent. To the extent that the Committee determines that the Plan or any Section 409A Award fails to comply with the requirements of Section 409A, notwithstanding anything to the contrary contained in the Plan or in any Award, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award, without the consent of the Participant, to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of such section. By way of example, the following rules shall apply:

·	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

·
Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or Stock Appreciation Right under Section 21 shall be made in accordance with the requirements of Section 409A).

·	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

·
For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h).

·
With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies).  A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under the Plan.

21.       AMENDMENT AND DISCONTINUANCE

The Plan and any Award outstanding under the Plan may be amended, modified or terminated by the Committee at any time and all Awards shall be subject to the Plan, as amended from time to time, except that the Committee may not, without approval of the Participant to whom the Award was granted or his legal representative or permitted transferee adversely affect the rights of such person under such Award.  No amendment, modification, or termination of the Plan shall be effective without stockholder approval if such approval is required under applicable law or Rule or any regulation of the stock market on which the Class A Stock is traded.  Additionally, stockholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Stock Option with an exercise price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the exercise price of an outstanding Stock Option, either by lowering the exercise price or by canceling an outstanding Stock Option and granting a replacement Stock Option with a lower exercise price; (c) permits the grant of any Stock Appreciation Right with a reference amount that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the reference amount of an outstanding Stock Appreciation Right, either by lowering the reference amount or by canceling an outstanding Stock Appreciation Right and granting a replacement Stock Appreciation Right with a lower reference amount.

22.       CHANGE IN CONTROL

(a)  The Committee has the authority to prescribe the rules that apply to an Award upon a Change in Control, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document.  In the event that the Award Agreement does not prescribe such rules, the following rules will apply.  In the event of a Change in Control or of the Company, all of a Participant’s Awards shall become immediately vested and exercisable or fully earned at the maximum amount, except as otherwise determined by the Committee.  Notwithstanding the foregoing, this Section 22 shall not affect the timing of payment of a Section 409A Award (including vesting if vesting affects the timing of payment) unless the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(b)  In the event of a Change in Control, in the discretion of the Committee, each Participant who is a Section 16 insider with respect to whom the Change in Control might result in a violation under Section 16(b) of the Exchange Act, may receive, in exchange for the surrender of a Stock Option, an amount of cash equal to the difference between the fair market value (based on the kind and amount of any securities, cash, other property or other consideration to be received with respect to each Share in the Change in Control transaction as determined by the Committee) of the Shares covered by the Award and the exercise price of such Shares under the Stock Option or to receive, in exchange for any other Award, an amount of cash equivalent to such fair market value had the Participant received the Shares or other compensation as intended under the Award prior to the Change in Control.

(c)  Notwithstanding the foregoing, the Plan and any Awards outstanding under the Plan shall be binding upon any successor to the Company, whether such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

23.       CLAWBACK

Notwithstanding any provision to the contrary, if the Company determines that it is required by law to include an additional “clawback” or “recoupment” provision to an Award under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision shall automatically apply to the Award, regardless of whether such provision had been included in the Award Agreement.

24.       SUBSTITUTE AWARDS

Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

25.       PARTICIPANTS IN FOREIGN COUNTRIES

The Committee shall have the authority to adopt such modifications, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

26.       GOVERNING LAW

The Plan and any Award made pursuant to it shall be construed under the laws of the State of Delaware.

Dated:	July 27, 2012	CONSTELLATION BRANDS, INC.

		By:	/s/ Lisa M. Schnorr
Lisa M. Schnorr
		Title:	Vice President, Compensation & HRIS

Date of Stockholder Approval:  July 27, 2012

ANNEX A
TO
LONG-TERM STOCK INCENTIVE PLAN

CERTAIN DEFINITIONS

Capitalized terms used in the Plan shall have the meanings set forth below:

“Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units or Other Stock-Based Awards.  Subject to the terms of the Plan, the terms of an Award will be memorialized and set forth in an Award Agreement.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to Awards granted under the Plan.

“Cause” means, solely for the purposes of the Plan, gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Committee to be detrimental to the best interests of the Company or, if the Participant is subject to a written agreement with the Company, “cause” shall have the meaning set forth in that agreement.

“Change in Control” means, unless the Committee specifies otherwise in an Award Agreement:

(a)        there shall be consummated

(i)  any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any Shares are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a direct or indirect wholly-owned subsidiary of the Company or a parent of the Company immediately before the consolidation or merger; or

(ii)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(b)        the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(c)        any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than any of the Permitted Holders shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the voting control of the Company’s then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 35% beneficial owner of voting control; or

(d)        individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose “Incumbent Board”

means at any time those persons who are then members of the Board of Directors of the Company and who either (i) are members of the Company’s Board of Directors on the date hereof, or (ii) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)).

“Class A Stock” means the class A common stock, par value $.01 per share, of the Company.

“Class 1 Stock” means the class 1 common stock, par value $.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Constellation Brands, Inc. and its Subsidiaries, except where the context indicates that only the parent company is intended.

“Committee” means the committee appointed from time to time by the Company’s Board of Directors to administer the Plan, and if no committee is appointed, the Committee shall be the Human Resources Committee.  The full Board of Directors, in its discretion, may act as the Committee under the Plan, whether or not a Committee has been appointed, and shall do so with respect to grants of Awards to non-employee directors.  The Committee may delegate to one or more members of the Committee or officers of the Company, individually or acting as a committee, any portion of its authority, except as otherwise expressly provided in the Plan.  In the event of a delegation to a member of the Committee, officer or a committee thereof, the term “Committee” as used herein shall include the member of the Committee, officer or committee with respect to the delegated authority.  Notwithstanding any such delegation of authority, the Committee comprised of members of the Board of Directors and appointed by the Board of Directors shall retain overall responsibility for the operation of the Plan.

“Covered Employee” means an employee who is a “covered employee” as such term is defined under Section 162(m) and such additional employees as the Committee may treat as being subject to the rules that apply to “covered employees” under Section 162(m).

“Disability” means, unless the Committee specifies otherwise in a Participant’s Award Agreement, a “termination of employment due to the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Committee; provided that, unless the Committee specifies otherwise in a Participant’s Award Agreement, with respect to a Section 409A Award whose payment is triggered by the Participant’s Disability the six month period referenced above shall be twelve months and the Disability must satisfy the requirements of Section 409A.

“Extraordinary Items” means (a) items presented as such (or other comparable terms) on the Company’s audited financial statements, (b) extraordinary, unusual, transition, one-time and/or nonrecurring items of gain or loss (including, but not limited to, charges for reorganizing and restructuring, discontinued operations and asset write-downs), (c) changes in tax or accounting laws, regulations or principles, (d) the effects of mergers, acquisitions, divestitures, spin-offs or similar significant transactions (including, without limitation, gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business), (e) stock split, recapitalization, split-up, or similar change, or (f) share repurchases.  To qualify as an Extraordinary Item, the item must be identified in the audited financial statements and notes thereto or in the “management’s discussion and analysis” section of the financial statements in a period report filed with the SEC under the Exchange Act.

“Fair Market Value” of a Share means (a) with respect to a Share of Class A Stock, the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, and (b) with respect to a Share of Class 1 Stock, (i) the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, or (ii) if the Committee shall determine that the fair market value of a share of Class A Stock is not a reasonable proxy for the fair market value of a share of Class 1 Stock, such fair market value as shall be determined by the Committee or calculated in accordance with one or more methodologies established by the Committee as such methodologies may be modified or adjusted from time to time by the Committee.

“IRS” means the Internal Revenue Service and, if the context permits, the courts interpreting the Code.

“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award.

“Participant” means any employee of the Company or non-employee director of the Company who has received an Award under the Plan.

“Performance Criteria” means one or more of the following performance criteria for a Performance Period selected by the Committee with respect to an Award:

· Sales Growth or Net Sales Growth	· Cash Flows from Operating Activities
· Net Sales	· Return on Capital
· Assets or Asset Productivity	· Return on Equity
· Operating Expenses / Selling, General and Administrative Expenses	· Cost of Goods Sold / Cost of Product Sold
· Cost reductions or cost control	· Return on Invested Capital
· Gross Margin or Gross Profit	· Return on Assets / Return on Net Assets
· Brand Contribution / Contribution after Marketing	· Capital Expenditures / Purchases of property, plant and equipment
· Operating Income or Net Operating Income	· Net Increase in Cash or Cash Equivalents
· Operating Margins / Sales	· Stock Price
· Return on Operating Revenue	· Market share (volume or value-based)
· Earnings Before Interest and Taxes	· Total Stockholder Return
· Earnings Before Interest, Taxes, Depreciation and Amortization	· Stockholder Value Added / Economic Value Added
· Income Before Income Taxes / Profit Before Tax	· Goals relating to acquisitions or divestitures
· Net Income	· Units sold or depleted
· Earnings Per Share	· Customer service level
· Cash Flow or Free Cash Flow	· Debt Ratio or Debt-to-Equity Ratio
· Working Capital or any of its components (Accounts Receivable, Inventory, Accounts Payable)	· New Sales or Depletions or new product introductions
· New product introductions or launches

      Performance criteria may be: (a) established on a corporate, divisional, business unit or consolidated basis, (b) measured on an absolute basis or relative basis (e.g., passage of time (such as a year over year growth), as a relative comparison to a peer group, industry index, broad-based index, etc.), (c) calculated on a pre-tax or after-tax basis, (d) calculated on a per share basis, (e) calculated on a GAAP or non-GAAP basis, and/or (f) calculated for all or a portion of a single year or calculated over multiple years.

“Performance Period” means the fiscal year or years or other period established by the Committee with respect to which a Performance Target is set by the Committee.

“Performance Share Unit” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify.

“Performance Target” means one or more specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the applicable Performance Period with respect to any one or more of the Performance Criteria.

“Permitted Holders” means, unless the Committee specifies otherwise in an Award Agreement, (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing individuals, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the individuals and foundation described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the individuals described in clause (a) or the estate of any such individuals, The Sands Family Foundation, Inc., a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Plan” means the Long-Term Stock Incentive Plan of the Company (amended and restated as of July 27, 2012), as amended from time to time.

“Restricted Stock” means Shares granted pursuant to Section 7 of the Plan which are subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award.

“Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify.

“Retirement” means a termination of employment by an employee who is at least 60 years of age and after at least 10 years of service with the Company.  For an individual who becomes employed by the Company in connection with a business acquisition (regardless of the form of the transaction), service shall include the individual’s service with the acquired business, unless the Committee determines otherwise.

“Rules” means rules, regulations and interpretations issued by the governmental authority charged with administering any law and any judicial interpretations applicable thereto.

“SEC” means the Securities and Exchange Commission.

“Section 409A” means Code Section 409A and the regulations and guidance issued thereunder.

“Section 409A Award” means an Award that is subject to and intended to comply with the requirements of Section 409A.

“Section 162(m)” means Code Section 162(m) and the regulations and guidance issued thereunder.

“Shares” means shares of Class A Stock or Class 1 Stock and, with respect to any particular Award, means the shares of Class A Stock or shares of Class 1 Stock to which such Award relates.

“Stock Appreciation Right” means an Award, granted alone or in connection with a related Stock Option, designated as a Stock Appreciation Right and granted pursuant to the terms of Section 6 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Stock Option” means any nonqualified Stock Option granted pursuant to Section 5 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Subsidiaries” means (a) all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of whose voting stock is so owned, and (b) partnerships or other entities in which the Company has, either directly or indirectly, at least a fifty percent interest in the capital or profits.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

Other terms:  Any other terms used in the Plan which are defined in Sections 83, 162(m), 409A or 421 of the Internal Revenue Code as amended, or the Rules thereunder or corresponding provisions of subsequent laws and Rules in effect at the time Awards are made under the Plan, shall have the meanings set forth in such laws or Rules.